AMERIANA BANCORP REPORTS THIRD QUARTER 2014 NET INCOME
OF $501,000 OR $0.17 PER SHARE

NEW CASTLE, Ind. (October 20, 2014) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the third quarter of 2014 of $501,000, or $0.17 per basic and diluted share, compared with $561,000, or $0.19 per basic and diluted share, for the third quarter of 2013.

For the first nine months of 2014, Ameriana’s net income increased to $1.8 million, or $0.61 per basic and diluted share, compared with $1.7 million, or $0.57 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “Although earnings for the third quarter were lower than those of the same quarter a year earlier, we are pleased to report that earnings for the first nine months of 2014 exceeded earnings for the same period of 2013 by $127,000, or 7.4%.  The lower quarter-over-quarter earnings resulted mostly from sluggish mortgage banking activity and a $159,000 drop in net gains from sales of investments and other real estate owned. Additionally in the third quarter, we incurred start-up costs associated with the September opening of our Noblesville Banking Center and a planned fourth quarter opening of our Fishers Crossing Banking Center, both located in Hamilton County in the greater Indianapolis metropolitan area.  We have continued to focus on this vibrant market as we further develop both our retail and commercial growth strategies.

“I am also pleased that we achieved meaningful results in our efforts to grow the Bank’s loan portfolio, as we generated third quarter growth of $8.1 million and also carried a substantial commercial loan pipeline into the fourth quarter,” Gassen continued.  “Deposits provided by both existing and new banking centers will contribute to funding the current pipeline as well as future growth strategies for the Bank.”

Total loans receivable increased $9.0 million, or 2.8%, to $325.0 million at September 30, 2014, from December 31, 2013, while total investment securities of $56.9 million at September 30, 2014, represented an increase of $16.8 million, or 41.8%, from December 31, 2013.  For the same nine-month period, total deposits increased $13.4 million, or 3.7%, to $376.1 million.

As of September 30, 2014, the allowance for loan and lease losses (ALLL) totaled $4.0 million or 1.24% of total loans receivable, and the ALLL coverage of non-performing loans was 74.8%.  Although non-performing loans increased by $302,000 from December 31, 2013, due to several smaller commercial credits that were reclassified as delinquent in the third quarter, net charge-offs for the nine months ended September 30, 2014, were down $674,000 from the same period a year earlier. Total shareholders’ equity as of September 30, 2014, was $39.9 million, or 8.41%, of total assets.  Reported book value per common share was $13.31 and reflected an increase of $0.70 per share from December 31, 2013.  Ameriana Bank exceeded all three regulatory capital standards to be considered “well capitalized” at September 30, 2014.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors.”  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income	$4,245	$4,184	$13,104	$12,736
Interest expense	760	746	2,273	2,255
Net interest income	3,485	3,438	10,831	10,481
Provision for loan losses	22	210	322	675
Net interest income after provision for loan losses	3,463	3,228	10,509	9,806
Other income	1,421	1,575	4,168	4,556
Other expense	4,217	4,020	12,171	12,054
Income before income taxes	667	783	2,506	2,308
Income tax	166	222	673	602
Net income	$501	$561	$1,833	$1,706

Earnings per share:
Basic	$0.17	$0.19	$0.61	$0.57
Diluted	$0.17	$0.19	$0.61	$0.57

Weighted average shares outstanding:
Basic	2,997	2,989	2,993	2,989
Diluted	3,003	2,989	2,998	2,989

Dividends declared per share	$0.02	$0.01	$0.06	$0.03

Net interest margin (fully tax-equivalent basis)	3.33%	3.58%	3.53%	3.65%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Sept. 30, 2014	Dec. 31, 2013	Sept. 30, 2013
Total assets	$474,394	$458,604	$440,187
Cash and cash equivalents	28,828	40,867	22,542
Interest-bearing time deposits	4,908	2,974	1,982
Investment securities held to maturity	7,168	2,347	2,348
Investment securities available for sale	49,762	37,803	31,552
Loans receivable	325,011	316,028	322,768
Allowance for loan losses	4,014	3,993	3,939
Loans, net	320,997	312,035	318,829

Allowance for loan losses as a percentage of loans receivable	1.24%	1.26%	1.22%
Non-performing loans	$5,369	$5,067	$7,419
Allowance for loan losses as a percentage of non-performing loans	74.8%	78.8%	53.1%

Deposits:
Non-interest-bearing	$60,879	$52,747	$56,321
Interest-bearing	315,242	309,954	293,251
	376,121	362,701	349,572

Borrowed funds	$50,810	$50,810	$45,810
Shareholders’ equity	39,903	37,713	37,520
Book value per share	13.31	12.61	12.55

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.41%	9.47%	9.57%
Tier 1 risk-based capital ratio	14.25%	13.91%	13.45%
Total risk-based capital ratio	15.50%	15.16%	14.71%